
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loan, and real estate joint venture. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>
<NAME> DEAN WITTER REALTY YIELD PLUS II, LP

<CIK> 0000830340
<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                       2,233,451
<SECURITIES>                                         0
<RECEIVABLES>                                        0
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              44,487,504<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  44,092,358<F2>
<TOTAL-LIABILITY-AND-EQUITY>                44,487,504<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             4,790,945<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,345,014
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              3,445,931
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          3,445,931
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 3,445,931
<EPS-PRIMARY>                                    17.91<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investment in building of $6,268,052, investment in unconsolidated partnership of $19,566,955, net investments in participating mortgage loan of $15,232,767, net deferred expenses of $775,682 and other assets of $410,597.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $297,227 and security deposits of $97,919.
<F4>Total revenue includes rent of $1,635,640, interest on participating mortgage loan of $1,988,000, equity in earnings of unconsolidated part-nership of $1,064,862 and interest and other revenue of $102,443.
<F5>Represents net income per Unit of limited partnership interest.

